Rule 424(b)(3)

File No. 333-10812

Note:	Duke Energy International Geracao Paranapanema S.A. has changed its name to Rio Paranapanema Energia S.A. effective September 25, 2020.

EXHIBIT A

AMERICAN DEPOSITARY SHARES

(Each American Depositary

Share represents one

deposited Share)

THE BANK OF NEW YORK

AMERICAN DEPOSITARY RECEIPT

FOR VOTING COMMON SHARES

WITHOUT PAR VALUE OF SHARES OF

RIO PARANAPANEMA ENERGIA S.A. (ORGANIZED UNDER THE LAWS OF

THE FEDERATIVE REPUBLIC OF BRAZIL)

The Bank of New York, as depositary (hereinafter called the “Depositary”), hereby certifies that ______________________________, or registered assigns IS THE OWNER OF _______________________________.

AMERICAN DEPOSITARY SHARES

representing deposited voting common shares (herein called “Shares”) of RIO PARANAPANEMA ENERGIA S.A., incorporated under the laws of the Federative Republic of Brazil (herein called the “Company”). At the date hereof, each American Depositary Share represents one Share deposited or subject to deposit under the Deposit Agreement (as such term is hereinafter defined) at the Sao Paulo office of Banco fled (herein called the “Custodian”). The Depositary’s Corporate office and its principal executive office are located at 240 Greenwich Street, New York, NY 10286.

THE DEPOSITARY’S ADDRESS IS

240 Greenwich Street, New York, NY 10286.

1.                  THE DEPOSIT AGREEMENT.

This American Depositary Receipt is one of an issue (herein called “Receipts”), all issued and to be issued upon the terms and conditions set forth in the deposit agreement, dated as of September 10, 1999 (herein called the “Deposit Agreement”), by and among the Company, the Depositary, and all Owners and Beneficial Owners from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and become bound by all the terms and conditions thereof. The Deposit Agreement set forth the rights of Owners and Beneficial Owners of the Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property, and cash are herein called “Deposited Securities”). Copies of the Deposit Agreement are on file at the Depositary’s Corporate Trust Office in New York City and at the office of the Custodian.

The statements made on the face and reverse of this Receipt arc summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made. Capitalized terms defined in the Deposit Agreement and not defined herein shall have the meanings set forth in the Deposit Agreement.

2.                  SURRENDER OF RECEIPTS AND WITHDRAWAL OF SHARES.

Upon surrender at the Corporate Trust Office of the Depositary of this Receipt for the purpose of withdrawal of the Deposited Securities represented by the American Depositary Shares evidenced hereby, and upon payment of the fee of the Depositary provided in this Receipt, and subject to the terms and conditions of the Deposit Agreement, the charter, the provisions of or governing the Deposited Securities and applicable law, the Owner hereof is entitled to delivery, to him or upon his order, of the Deposited Securities at the time represented by the American Depositary Shares for which this Receipt is issued. Delivery of such Deposited Securities may be made by (a)(1) the delivery of certificates, if any, in the name of the Owner hereof or as ordered by him or certificates properly endorsed or accompanied by proper instruments of transfer to such Owner or as ordered by him, or (ii) book-entry transfer of the Shares represented by this Receipt to an account in the name of such Owner or as ordered by him, and (b) delivery of any other securities, property and cash to which such Owner is then entitled in respect of this Receipt to such Owner or as ordered by him. Such delivery will be made at the option of the Owner hereof, either at the office of the Custodian or at the Corporate Trust Office of the Depositary, as provided in the Deposit Agreement; provided that the forwarding of certificates for Shares or other Deposited Securities for such delivery at the Corporate Trust Office of the Depositary shall be at the risk and expense of the Owner hereof.

3.                  TRANSFERS, SPLIT-UPS, AND COMBINATIONS OF RECEIPTS.

The transfer of this Receipt is registrable on the books of the Depositary.at its Corporate Trust Office by the Owner hereof in person or by a duly authorized attorney, upon surrender of this Receipt properly endorsed for transfer or accompanied by proper instruments of transfer and funds sufficient to pay any applicable transfer taxes and the expenses of the Depositary and upon compliance with such regulations, if any, as the Depositary may establish for such purpose. This Receipt may be split into other such receipts, or may be combined with other such receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, or surrender of any Receipt, the delivery of any distribution thereon, or withdrawal of any Deposited Securities, the Company, the Depositary, the Custodian, or Registrar may require payment from the depositor of the Shares or the presenter of the Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any ouch tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees as provided in this Receipt, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with such reasonable regulations as the Depositary and the Company may establish consistent with the provisions of the Deposit Agreement or this Receipt, including, without limitation, this Article 3 and any regulations deemed necessary or desirable by the Depositary or the Custodian to facilitate compliance with any applicable rules or regulations of the Banco Central de Brasil (the “Central Bank”) or the Comissão de Valores Mobiliários (the “CVM”).

The delivery of Receipts against deposits of Shares generally or against deposits of particular Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts, or the combination or split-up of Receipts generally may be suspended, during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement or this Receipt, or for any other reason, subject to the provisions of the following sentence. Notwithstanding any other provision of the Deposit Agreement or this Receipt, the surrender of outstanding Receipts and withdrawal of Deposited Securities may be suspended only for (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar Charges,(iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities, or (iv) any other reason that may at any time be specified in paragraph I(A)(1) of the General Instructions to Form F-6, as from time to time in effect, or any successor provision thereto. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares.

4.                  LIABILITY OF OWNER FOR TAXES.

If any tax or other governmental charge shall become payable with respect to any Receipt or any Deposited Securities represented hereby, such tax or other governmental charge shall be payable by the Owner hereof. The Depositary may refuse to effect any transfer of this Receipt or any combination or split-up hereof or any withdrawal of Deposited Securities represented by American Depositary Shares evidenced by such Receipt until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner hereof any part or all of the Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, and may apply such dividends or other distributions or the proceeds of any such sale in payment_ of such tax or other governmental charge (and any taxes or expenses arising out of such sale), and the Owner hereof shall remain liable for any deficiency.

5.                  WARRANTIES ON DEPOSIT OF SHARES.

Every person depositing Shares hereunder and under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor, if any, are validly issued, fully paid, non-assessable, and free of any preemptive rights of the holders of outstanding Shares and that the person making such deposit is duly authorized so to do. Every such person shall also be deemed to represent that such Shares and the Receipts evidencing American Depositary Shares representing such Shares would not be Restricted Securities. Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

6.                  FILING PROOFS, CERTIFICATES, AND OTHER INFORMATION.

Any person presenting Shares for deposit or any Owner of a Receipt may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, legal or beneficial ownership of Receipts, Deposited Securities or other securities, compliance with all applicable laws or regulations or terms of the Deposit Agreement or such Receipt, or such information relating to the registration on the books of the Company or the Foreign Registrar, if applicable, to execute such certificates and to make such representations and warranties, as the Depositary may deem necessary or proper or as the Company may reasonably require. The Depositary may withhold the delivery or registration of transfer of any Receipt or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made. The Depositary shall from time to time advise the Company of the availability of any such proofs, certificates or other information and shall provide copies thereof to the company as promptly as practicable upon request by the Company, unless such disclosure is prohibited by law.

7.                  CHARGES OF DEPOSITARY.

The Company agrees to pay the fees and reasonable out-of-pocket expenses of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Company from time to time. The Depositary shall present a detailed statement for such expenses to the Company at least once every three months. The charges and expenses of the Custodian are for the sole account of the Depositary.

The following charges (to the extent permitted by applicable law or the rules of any securities exchange on which the American Depositary Shares are admitted for trading) shall be incurred by any party depositing or withdrawing Shares or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.03 of the Deposit Agreement), whichever applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share register of the Company or Foreign Registrar and applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the terms of the Deposit Agreement, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of Foreign Currency pursuant to Section 4.05 of the Deposit Agreement, (5) a fee not in excess of $5.00 per 100 American Depositary Shares (or portion thereof) for the execution and delivery of Receipts pursuant to Sections 2.03 or 4.03 of the Deposit Agreement and the surrender of Receipts pursuant to Section 2.05 of the Deposit Agreement (other than any execution and delivery of Receipts in connection with a public and/or private offering of Shares represented by Receipts by the company occurring within 3 years from the date hereof), (6) a fee not in excess of $0,92 per American Depositary Share (or portion thereof) for any cash distribution made pursuant to Section 4.01 of the Deposit Agreement and (7) a fee for the distribution of proceeds of sales of securities or rights pursuant to Sections 4.02 or 4.04, respectively, of the Deposit Agreement, such fee (which may be deducted from such proceeds) being in an amount equal to the lesser of (i) the fee for the issuance of American Depositary Shares referred to above which would have been charged as a result of the deposit by Owners of securities (for purposes of this clause 7 treating all such securities as if they were Shares) or Shares received in exercise of rights distributed to them pursuant to Sections 4.02 or 4.04, respectively, but which securities or rights are instead sold by the Depositary and the net proceeds distributed and (ii) the amount of such proceeds.

The Depositary may own and deal in any class of securities of the Company and its affiliates and in Receipts.

8.                  TITLE TO RECEIPTS.

It is a condition of this Receipt and every successive Owner and Beneficial Owner of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of New York; provided, however, that the Depositary and the Company, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement or for all other purposes.

9.                  VALIDITY OF RECEIPT.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual signature of a duly authorized signatory of the Depositary; provided, however that such signature may be a facsimile if a Registrar for the Receipts shall have been appointed and such Receipts are countersigned by the manual signature of a duly authorized officer of the Registrar.

10.              REPORTS; INSPECTION OF TRANSFER BOOKS.

The Company currently furnishes the Securities and Exchange Commission (hereinafter called the “Commission”) with certain public reports and documents required by foreign law or otherwise under Rule 12g3-2(b) under the Securities Exchange Act of 1934. Such reports and communications will be available for inspection and copying by Owners and Beneficial Owners at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549.

The Depositary will make available for inspection by Owners o£ Receipts at its Corporate Trust Office any reports, notices and communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary, the Custodian or a nominee of either as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary will also make available for inspection by Owners of Receipts copies of such reports, notices and communications when furnished by the Company pursuant to the Deposit Agreement. Any such reports, notices and communications, including any such proxy soliciting material, furnished to the Depositary by the Company shall be furnished in English to the extent such materials are required to be translated into English pursuant to any regulations of the Commission applicable to the Company. The Company agrees to provide to the Depositary, at the Company’s expense (unless otherwise agreed in writing by the Company and the Depositary), all documents that it provides to the Custodian.

The Depositary will keep books for the registration of Receipts and transfers of Receipts which at all reasonable times shall be open for inspection by the owners of Receipts, provided that such inspection shall not be for the purpose of communicating with Owners of Receipts for an object other than the business of the company, including, without limitation, a matter related to the Deposit Agreement, the Receipts or the Deposited Securities.

11.              DIVIDENDS AND DISTRIBUTIONS.

Whenever the Depositary or on its behalf, its agent, receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a Foreign Currency can in the judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States, and subject to the Deposit Agreement, convert or will cause its agent to convert, within one Business Day after its receipt of such dividend or distribution (unless otherwise prohibited or prevented by law), such dividend or distribution into Dollars, transfer such Dollars to the United States and will, as promptly as practicable, distribute the amount thus received (net of the expenses of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement) to the Owners of Receipts entitled thereto; provided however that in the event that the Company, the Depositary or the Custodian is required to withhold and does withhold from such cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, the amount distributed to the Owners of the Receipts evidencing American Depositary Shares representing such Deposited Securities shall be reduced accordingly. The Depositary shall distribute only such amounts as can be distributed without distributing to any Owner a fraction of one cent and any balance that is not so distributed shall be held by the Depositary (without liability for the interest thereon) and shall be added to and be part of the next sum received by the Depositary for distribution to the Owners of Receipts then outstanding. The Company or its agent will remit to the appropriate governmental agency in Brazil all amounts withheld and owing to such agency. The Depositary will forward to the Company or its agent in a timely manner ouch information from its records as the Company may reasonably request to enable the Company or its agent to file necessary reports with governmental agencies, and the Depositary or the Company or its agent may file any such reports necessary to obtain benefits under the applicable tax treaties for the Owners.

Subject to the provisions of Section 4.11 and 5.09 of the Deposit Agreement, whenever the Depositary receives any distribution other than a distribution described in Sections 4.01, 4.03 or 4.04 of the Deposit Agreement, the Depositary will, as promptly as practicable, cause the securities or property received by it to be distributed to the Owners of Receipts entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided however that if in the opinion of the Depositary such distribution cannot be made proportionately among the Owners of Receipts entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may, after consultation with the Company, adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement and any expenses in connection with such sale) shall be distributed by the Depositary to the Owners of Receipts entitled thereto an in the case of a distribution received in cash, all in the manner and subject to the conditions set forth in the Deposit Agreement. To the extent such securities or property or the net proceeds thereof are not distributed to Owners as provided in Section 4.02 of the Deposit Agreement, the same shall constitute Deposited Securities and each American Depositary Share shall thereafter also represent its proportionate interest in such securities, property or net proceeds.

If any distribution consists of a dividend in, or free distribution of, shares, the Depositary shall distribute, as promptly as practicable, to the Owners of outstanding Receipts entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively, additional Receipts evidencing an aggregate number of American Depositary Shares representing the amount of Shares received as such dividend or free distribution subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of American Depositary Shares evidenced by Receipts, including the withholding of any tax or other governmental charge as provided in Section 4.11 of the Deposit Agreement and the payment of the fees of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement. In lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary will sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions set forth in the Deposit Agreement. If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby. In addition, the Depositary may withhold any distribution of Receipts under Section 4.03 of the Deposit Agreement if it has not received satisfactory assurances from the Company that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of such Act.

In the event that the Depositary determines that any distribution in property other than cash (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems reasonably necessary and practicable to pay any such taxes or charges, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners of Receipts entitled thereto.

12.              RIGHTS.

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary, after consultation with the Company, shall have discretion as to the procedure to be followed in making such rights available to any Owners or in disposing of such rights on behalf of any Owners and making the net proceeds available to such Owners or, if by the terms of such rights offering or for any other reason it would be unlawful for the Depositary either to make such rights available to any owners or to dispose of such rights and make the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines that it is lawful and feasible to make such rights available to all or certain Owners but not to other Owners, the Depositary shall distribute to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Owner, warrants or other instruments therefor in such form as it deems appropriate.

In circumstances in which rights would otherwise not be distributed, if an Owner requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Owner hereunder, the Depositary will, as promptly as practicable, make such rights available to such Owner upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Owner has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law.

If the Depositary has distributed warrants or other instruments for rights to all or certain Owners, then upon instruction pursuant to such warrants or other instruments to the Depositary from such Owners to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Owner, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Owner. As agent for such Owner, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.02 of the Deposit Agreement, and shall, pursuant to Section 2.03 of the Deposit Agreement, execute and deliver Receipts to such Owner. In the case of a distribution pursuant to this paragraph, such Receipts shall be legended in accordance with applicable U.S. laws, and shall be subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under such laws.

If the Depositary determines that it is not lawful or feasible to make such rights available to all or certain Owners, it will use its best efforts that are reasonable under the circumstances to sell the rights, warrants or other instruments in proportion to the number of American Depositary Shares held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the Depositary as provided in Section 5.09 of the Deposit Agreement, any expenses in connection with such sale and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit Agreement) for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any Receipt or otherwise. Such proceeds shall be distributed as promptly as practicable in accordance with Section 4.01 of the Deposit Agreement.

If a registration statement under the Securities Act is required with respect to the securities to which any rights relate in order for the Company to offer such rights to Owners and sell the securities represented by such rights, the Depositary will not offer such rights to Owners having an address in the United States (as defined in Regulation S) unless and until such a registration statement is in effect, or unless the offering and sale of such securities and such rights to such Owners are exempt from registration under the provisions of such Act.

The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

13.              CONVERSION OF FOREIGN CURRENCY.

Whenever the Depositary or the Custodian shall receive Foreign Currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the Foreign Currency so received can, pursuant to applicable law, be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary or the Custodian shall convert or cause to be converted as promptly as practicable (and in any event within one Business Day of its or its agent’s receipt of such Foreign Currency) by sale Or in any other manner that it may determine in accordance with applicable law, such Foreign Currency into Dollars. If, at the time of conversion of such Foreign Currency into Dollars, such Dollars can, pursuant to applicable law, be transferred outside of Brazil for distribution to Owners entitled thereto, such Dollars shall be distributed as promptly as practicable to the Owners entitled thereto or, if the Depositary or the Custodian shall have distributed any rights, warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such rights, warrants and/or instruments upon surrender thereof for cancellation. Such distribution or conversion may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions, the date of delivery of any Receipt or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary or the Custodian as provided in Section 5.09 of the Deposit Agreement.

If such conversion, transfer or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary or the Custodian shall file as promptly as practicable such application for approval or license; however, the Depositary or the Custodian shall be entitled to rely upon Brazilian local counsel in such matters, which counsel shall be instructed to act as promptly as possible.

If at any time Foreign Currency received by the Depositary or the Custodian is not, pursuant to applicable law, convertible, in whole or in part, into Dollars transferable into the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary cannot be promptly obtained at a reasonable cost, the Depositary or the Custodian shall, (a) as to that portion of the Foreign Currency that is convertible into Dollars, make such conversion and, if permitted by applicable law, transfer such Dollars to the United States for distribution to Owners in accordance with the first paragraph of this Article 13 or, if such transfer is not 96 permitted, hold such Dollars uninvested and without liability for interest thereon for the respective accounts of the owners entitled to receive the same, and (b) as to the nonconvertible balance, if any, (i) ii requested in writing by an Owner, distribute or cause the Custodian to distribute the Foreign Currency (or an appropriate document evidencing the right to receive such Foreign Currency) received by the Depositary or Custodian to such Owner and (ii) the Depositary shall cause the Custodian to hold any amounts of nonconvertible Foreign Currency not distributed pursuant to the immediately preceding subclause (i) for the respective accounts of the Owners entitled to receive the same, uninvested and without liability for interest thereon for the respective accounts of the Owners entitled to receive the same.

14.              RECORD DATES.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever any exchange of Receipts for other depositary receipts is effected, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient, the Depositary shall fix a record date, which date shall (x) be the same date as the record date fixed by the Company, to the extent practicable, or (y) if different from the record date fixed by the Company, be fixed after consultation with the Company fa) for the determination of the Owners of Receipts who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or (ii) entitled to give instructions for the exercise of voting rights at any such meeting, or (b) on or after which each American Depositary Share will represent the changed number of Shares, subject to the provisions of the Deposit Agreement.

15.              VOTING OF DEPOSITED SECURITIES.

As soon as practicable after receipt of notice of any meeting or solicitation of proxies of holders of Shares or other Deposited Securities, if requested in writing by the Company, the Depositary shall, as soon as practicable thereafter, mail to the Owners of Receipts a notice, the form of which notice shall be in the sole discretion of the Depositary, which shall contain (a) such information as is contained in such notice of meeting (or, if requested by the Company a summary in English of such information provided by the Company),(b) a statement that the Owners of Receipts as of the close of business on a specified record date will be entitled, subject to any applicable provision of Brazilian law, the Charter and the provisions of the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by their respective American Depositary Shares and (c) a statement as to the manner in which such instructions may be given, including an express indication that instructions may be given or deemed given in accordance with the last sentence of this paragraph if no instruction is received, to the Depositary to give a discretionary proxy to a person designated by the Company. Upon the written request of an Owner of a Receipt on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under Brazilian law, the Charter and the Deposited Securities to vote or cause to be voted the amount of Shares or other Deposited Securities represented by such American Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request. The Depositary shall not itself vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities, other than in accordance with such instructions or deemed instructions. If no instructions are received by the Depositary from any Owner with respect to any of the Deposited Securities represented by the American Depositary Shares evidenced by such Owner’s Receipts on or before the date established by the Depositary for ouch purpose, the Depositary shall deem such Owner to have instructed the Depositary to give a discretionary proxy to a person designated by the Company with respect to such Deposited Securities and the Depositary shall give a discretionary proxy to a person designated by the Company to vote such Deposited Securities; provided, that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Company informs the Depositary (and the Company agrees to provide such information as promptly as practicable in writing) that (x) the Company does not wish such proxy given, (y) substantial opposition exists or (z) such matter materially or adversely affects the rights of holders of shares.

Subject to the rules of any securities exchange on which American Depositary Shares or the Deposited Securities represented thereby are listed, the Depositary shall, if requested by the Company, deliver, at least two Business Days prior to the date of such meeting, to the Company, to the attention of its Chief Financial Officer, copies of all instructions received from Owners in accordance with which the Depositary will vote, or cause to be voted, the Deposited Securities represented by the American Depositary Shares evidenced by such Receipts at such meeting. Delivery Of instructions will be made at the expense of the Company (unless otherwise agreed in writing by the Company and the Depositary), provided that payment of such expenses shall not be a condition precedent to the obligations of the Depositary under Section 4.07 of the Deposit Agreement.

16.              CHANGES AFFECTING DEPOSITED SECURITIES.

In circumstances where the provisions of Section 4.03 of the Deposit Agreement do not apply, upon any change in nominal value, change in par value, split-up, consolidation, or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and American Depositary Shares shall thenceforth represent the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence. In any such case the Depositary may, and shall if the Company shall so request, execute and deliver additional Receipts as in the case of a dividend in Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

17.              LIABILITY OP THE COMPANY AND DEPOSITARY.

Neither the Depositary nor the Company shall incur any liability to any Owner or Beneficial owner of any Receipt, if by reason of any provision of any present or future law or regulation of the United States, Brazil or any other country, or of any other governmental or regulatory authority, or by reason of any provision, present or future, of the Charter, or by reason of any provision of any securities issued or distributed by the Company, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control, the Depositary or the Company shall be prevented or forbidden from or be subject to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall be done or performed; nor shall the Depositary or the Company incur any liability to any Owner or Beneficial Owner of a Receipt by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement. Where, by the terms of a distribution pursuant to Sections 4.01, 4.02 or 4.03 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.04 of the Deposit Agreement, or for any other reason, the Depositary is prevented or prohibited from making such distribution or offering available to Owners, and the Depositary is prevented or prohibited from disposing of such distribution or offering on behalf of such Owners and making the net proceeds available to such Owners, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse.

Neither the Company nor the Depositary assumes any obligation or shall be subject to any liability under the Deposit Agreement to Owners or Beneficial Owners of Receipts, except that they agree to perform their obligations specifically set forth in the Deposit Agreement without negligence or bad faith. The Depositary shall not be subject to any liability with respect to the validity or worth of the Deposited Securities. Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expenses and liability shall be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary. Neither the Depositary nor the Company shall be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner or Beneficial Owner of a Receipt, or any other person believed by it in good faith to be competent to give such advice or information. The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any much vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith. The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises, the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.

The Company agrees to indemnify the Depositary, its directors, employees, agents and affiliates and any Custodian against, and hold each of them harmless from, any liability or expense (including, but not limited to, the reasonable fees and expenses of counsel) which may arise out of acts performed or omitted, in accordance with the provisions of the Deposit Agreement and of the Receipts, as the same may be amended, modified, or supplemented from time to time, (i) by either the Depositary or a Custodian or their respective directors, employees, agents and affiliates, except for any liability or expense arising out of the negligence or bad faith of either of them, and except to the extent that such liability or expense arises out of information relating to the Depositary or the Custodian, as applicable, furnished in writing to the Company by the Depositary or the Custodian, as applicable, expressly for use in any registration statement, proxy statement, prospectus (or placement memorandum) or preliminary prospectus (or preliminary placement memorandum) relating to the shares, or omissions from such information; or (ii) by the Company or any of its directors, employees, agents and affiliates.

No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the Deposit Agreement.

The Depositary, subject to Sections 2.05 and 2.09 of the Deposit Agreement, may own and deal in any class of securities of the Company and its affiliates and in Receipts.

18.              RESIGNATION AND REMOVAL OF TRH DEPOSITARY; APPOINTMENT OF SUCCESSOR CUSTODIAN.

The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by written notice of such removal, effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. Whenever the Depositary in its discretion determines that it is in the best interest of the Owners of Receipts to do so, it may appoint a substitute or additional custodian or custodians.

19.              AMENDMENT.

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable. Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges) or which shall otherwise prejudice any substantial existing right of Owners of Receipts, shall, however, not become effective as to outstanding Receipts until the expiration of thirty days after notice of such amendment shall have been given to the owners of outstanding Receipts. Every Owner of a Receipt at the time any amendment so becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Owner of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

20.              TERMINATION OF DEPOSIT AGREEMENT.

The Depositary at any time, at the direction of the Company, shall terminate the Deposit Agreement by mailing notice of such termination to the Owners of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to the Company and the Owners of all Receipts then outstanding, such termination to be effective on a date specified in such notice not less than 30 days after the date thereof, if at any time 60 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement. On and after the date of termination, the Owner of a Receipt will, upon (a) surrender of such Receipt at the Corporate Trust Office of the Depositary, (b) payment of the fee of the Depositary for the surrender of Receipts referred to in Section 2.05 of the Deposit Agreement, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to the Owner or upon the Owner’s order, of the amount of Deposited Securities represented by the American Depositary Shares evidenced by such Receipt. If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary £or the surrender of a Receipt, any expenses for the account of the Owner of ouch Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges) and except as provided in Section 5.08 of the Deposit Agreement. Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary with respect to indemnification, charges, and expenses.

21.              REGULATORY COMPLIANCE.

Pursuant to the Deposit Agreement, the Depositary and the Company have confirmed to each other that, for as long as the Deposit Agreement is in effect, they shall comply with any requirements for registration of the amount of Deposited Securities with the Central Bank and furnish to the CVM and the Central Bank any information and documents related to the Receipts and the Depositary’s obligations hereunder whenever required pursuant to applicable law or regulation or as may be requested by such authorities from time to time, whether such information and documents are requested from the Depositary or the Company. In the event that the Depositary or the Custodian shall be advised (in writing) by reputable independent Brazilian counsel (the “Legal Warning”) that the Depositary or Custodian reasonably could be subject to criminal or material, as reasonably determined by the Depositary, civil liabilities as a result of the Company having failed to provide to the CVM or the Central Rank such information or documents reasonably available only through the Company, the Depositary will immediately send a copy of the Legal Warning to the Company, shall have the right to immediately resign as Depositary by written notice to the Company and will not be subject to any liability hereunder for such resignation or such determination, except that (i) the Depositary shall promptly, but in no event later than three (3) business days, if permitted by applicable law, duly assign, transfer and deliver all right, title and interest in and to the Deposited Securities held on account or on behalf of Owners to the Company or ice nominee and (i) to the extent not prohibited by applicable law, the Depositary shall provide the Company or any successor depositary hereunder with access, during normal business hours, to such records as may be reasonably necessary to enable the Company or such successor depositary to fulfill the obligations that the Depositary would have had hereunder but for such resignation. Upon effectiveness of such resignation the Depositary shall otherwise be discharged from all of its obligations under the Deposit Agreement. In the event that the Depositary resigns pursuant to this paragraph either (i) the Company will appoint a new depositary, in which case the Company will assume the obligations stated as the obligations of the Depositary under Section 6.04 of the Deposit Agreement or (ii) if the Company fails to appoint a new depositary within 60 days of such resignation, the Deposit Agreement shall be terminated in accordance with Section 6.02 of the Deposit Agreement and the Company or its designated agent will assume the obligations stated as the obligations of the Depositary in such section.